Exhibit 10.1

AGREEMENT OF PURCHASE

AND SALE FOR

110 SUMMIT AVENUE

MONTVALE, NEW JERSEY 07645

Agreement of Purchase and Sale (“Agreement”) made as of December 13, 2007, by and between BUTLER OF NEW JERSEY REALTY CORP., a New Jersey corporation with offices at 110 Summit Avenue, Montvale, NJ 07645 (“Seller”) and JONG B. LIM and YOUNG H. LIM, husband and wife (collectively, “Buyer”), an individual residing at 13 Wildwood Road, Saddle River, New Jersey.

WITNESSETH:

1.           Definitions. For purposes of this Agreement, the following terms have the meanings indicated in this Section 1.

1.1.      “Assignment and Assumption of Leases Agreement” means an assignment and assumption of the Leases, executed and acknowledged by Seller and Buyer, in the form shown on Exhibit “F” hereto.

1.2.      “Closing ” means the accomplishment (or waiver by the party in whose favor each such activity runs) of each and every one of the activities described in Section 4.2 below.

1.3.      “Closing Date” means the date on which the Closing occurs.

1.4.      “Deed ” means a bargain and sale deed in proper form for recordation in Bergen County, New Jersey executed and acknowledged by Seller in favor of Buyer.

1.5.      “Improvements ” means all buildings, structures, parking lots, walks and walkways and all fixtures and building equipment (including without limitation all plumbing, electrical, heating, air conditioning and ventilating lines and systems and boilers) and each and every other type of physical improvement located at, on or affixed to the Land to the full extent such items constitute or are or can or may be construed as realty under the laws of the State of New Jersey, but specifically excluding any property belonging to the Tenants. “Improvements” also includes all personal property at the Project (as hereinafter defined) owned by Seller at the time of this Agreement that has been used for the maintenance and operation of the Project, but excludes all such personal property used by Seller in its business operations.

1.6.      “Land ” means all that certain land particularly described in Exhibit “A” hereto.

1.7.      “Leases ” means the Leases and all amendments thereto set forth on Exhibit “B” hereto. Seller makes no representation that the Leases will be in effect on the Closing Date or that there will be no Tenant defaults thereunder.

1.8.      “Leaseback Agreement” means that certain Office Lease from Buyer to Seller’s affiliated entity for leasing back certain portions of the project.

1.9.      “Option Agreement” means that certain option agreement for Seller to purchase back from Buyer Parcel B for $10 and other valuable consideration.

1.10.     “Parcel A” means all that certain land particularly described on Exhibit “C” hereto, consisting of approximately 10.9 acres of land and all the improvements thereon.

1.11.     “Parcel B” shall mean all that certain land particularly described in Exhibit “D” hereto, consisting of approximately six (6) acres of empty land.

1.12.    “Permitted Exceptions” means those certain matters constituting exceptions to and/or encumbrances against the Land and Improvements which are enumerated in Exhibit “E”, and such other matters shown on the Title Report as to which Buyer does not object in accordance with the terms hereof.

1.13.    “Project ” means the Land and Improvements, collectively.

1.14.    “Purchase Price” means the aggregate consideration, specified in Section 3 below, to be paid by Buyer for the Project.

1.15.    “Survey ” means a plot of the results of an instrument survey of the Land made by a surveyor or civil engineer duly licensed in the jurisdiction in which the Project is located, dated nor earlier than the date of this Agreement and certified to Buyer, Lender and the Title Insurer in a manner which will permit the issuance of the Title Policy and in form and substance otherwise reasonably satisfactory to Buyer and the Title Insurer.

1.16.    “Tenant ” means the party or parties named as tenants under the Leases.

1.17.    “Title Company” means a title company authorized to do business in the State of New Jersey, selected by Buyer and reasonably acceptable to Seller.

1.18.    “Title Policy” means a most current form ALTA owner’s policy of title insurance, dated as of the Closing Date and with liability in the amount of the Purchase Price, insuring, at standard rates, Buyer as owner of good, marketable and indefeasible fee title to the Land and Improvements, subject only to the Permitted Exceptions. A copy of a Title report has been delivered to Buyer and the parties agree that the Title Insurer shall be engaged to issue the Title Policy.

1.19.    “Title Report” means a certificate of title or title report issued by the Title Insurer to Buyer, which must disclose Seller as owner of fee simple interest in the Land and Improvements and shall disclose all exceptions to title and all encumbrances on and other matters of record affecting the Land and Improvements.

2.          Purchase and Sale. In consideration of the Purchase Price and subject to and in accordance with all terms and conditions and based upon all representations and warranties set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Project subject to reversionary interest in Parcel B described in Article 11. Jong B. Lim and Young H. Lim shall be jointly and severally liable for Buyer’s obligations under this Agreement.

3.          Purchase Price; Payment Thereof. The Purchase Price is Nine Million Three Hundred Fifty Thousand and 00/100 ($9,350,000.00) Dollars subject to prorations and adjustments as described in Section 5 below, and is payable by Buyer to Seller as follows:

(a) The sum of One Million and 00/100 ($1,000,000) Dollars is payable by Buyer within three (3) business days from the execution of this Agreement as a deposit by wire or other mutually agreeable transfer of immediately available funds. The deposit shall be kept in a money market type interest-bearing escrow account of Beattie Padovano, LLC (the “Escrow Agent”) provided that Buyer gives the Escrow Agent an executed form W-9. One-half (1/2) of the interest earned on the Deposit shall be paid to Seller at Closing, but shall not be credited against the Purchase Price and one-half (1/2) of such interest shall be paid to Seller at Closing and credited against the Purchase Price. The party entitled to receive the deposit shall also be entitled to the interest thereon. The deposit is hereinafter called the “Deposit.”

(b) The balance of the Purchase Price, as calculated, shall be payable by Buyer or wire or other mutually agreeable transfer of immediately available funds at Closing.

(c) The parties acknowledge that the Escrow Agent shall be holding the Deposit in escrow solely as a stakeholder at the request of the parties and for their convenience and shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent. The parties jointly and severally agree to defend, indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to acts or omissions taken or suffered by the Escrow Agent in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent. In the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent, at its option, will be entitled to (a) file an interpleader action in any court of competent jurisdiction, and upon depositing the Deposit in such court, the Escrow Agent shall be released from any further liability under this Agreement, and/or (b) deposit the Deposit in an interest-bearing account (with interest to follow the principal). The Escrow Agent may act or refrain from acting with respect to any matter referred to herein in full reliance upon and with advice of counsel which may be selected by it and shall be fully protected in so acting and/or refraining from acting upon the advice of such counsel. The parties further acknowledge and agree that notwithstanding Escrow Agent’s role as escrow agent, Escrow Agent represents Seller as legal counsel in connection with the subject matter of this Agreement and otherwise and may continue to do so.

4.	Closing Date; Closing.

4.1       The Closing Date shall take place one month after the expiration of the Mortgage Contingency Period.

4.2       Closing.

The Closing shall take place at 10:00 a.m. on the Closing Date, at the offices of Buyer’s bank’s attorneys provided it is located in Bergen County, New Jersey or any other place to be agreed upon by Seller and Buyer. At the Closing, the following actions shall be taken, all of which will be deemed taken simultaneously and no one of which will be deemed completed until all have been completed:

A.       Seller shall deliver the following to Buyer at Closing:

(i)        Duly executed and acknowledged Bargain and Sale Deed with covenants against Grantor’s acts;

(ii)       Non-Foreign Person Affidavit;

(iii)       Duly executed counterpart of Assignment and Assumption of Leases Agreement substantially in the form of Exhibit “F” hereto (the “Assignment and Assumption of Leases Agreement”);

(iv)       Affidavit of Title in a form reasonably acceptable to the Title Insurer;

(v)        Copies of all Leases;

(vi)       Resolution of the Board of Directors of Seller authorizing the transaction;

(vii)      Duly executed Closing Statement;

(viii)     The State of New Jersey, Affidavit of Consideration for use by Seller (RTF-1);

(ix)       Duly executed counterpart of the Leaseback Agreement between Seller’s affiliated entity and Buyer substantially in the form of Exhibit “H-3” attached hereto (the “Leaseback Agreement”);

(x)       Duly executed counterpart of the Access Easement Agreement substantially in the form of Exhibit “G” attached hereto (the “Access Easement Agreement”);

(xi)       Duly executed counterpart of the Ground Lease substantially in the form of Exhibit “H-1” (the “Ground Lease”) and Memorandum of Ground Lease for

Recordation substantially in the form of Exhibit “H-2” attached hereto (the “Memorandum of Ground Lease”);

(xii)      Duly executed counterpart of the Assignment and Assumption of the Commission Agreement substantially in the form of Exhibit “I-2” attached hereto;

(xiii)     Duly executed counterpart of Management Agreement, as defined below;

(xiv)     Such other and further documents as may be reasonably required by the terms of this Agreement or as may be reasonably necessary or incidental to consummating the transaction contemplated hereby.

B.	Buyer shall deliver the following to Seller at Closing:

(i)        By federal wire funds transfer, the balance of the Purchase Price subject to adjustments at Closing as hereinafter provided;

(ii)        Duly executed counterpart of the Assignment and Assumption of Leases Agreement;

(iii)       Duly executed Closing Statement;

(iv)       Duly executed counterpart of the Assignment and Assumption of Commission Agreements;

(v)       Duly executed Documents as required in Article 11;

(vi)      Resolution of Buyer authorizing the transactions;

(vii)      The State of New Jersey Affidavit of Consideration for use by Buyer (RTF1EE);

(viii)     Duly executed counterpart of the Leaseback Agreement from Buyer to Seller’s affiliated entity;

(ix)       Duly executed counterpart of the Ground Lease and Memorandum of Ground Lease for Recordation;

(x)       Duly executed counterpart of the Management Agreement;

(xi)       Such other and further documents as may be reasonably required by the terms of this Agreement or as may be reasonably necessary or incidental to consummating the transaction contemplated hereby.

C.        Each party will execute and deliver to the other the Leaseback Agreement whereby Seller will lease from Buyer certain premises within the Project for an aggregate period of seven (7) years from Closing, covering a total of eleven thousand five hundred sixty-one (11,561) square feet of office space and five thousand (5,000) square feet of storage space at an initial annual base rent of One Hundred Eighty-Three Thousand and 00/100 ($183,000.00) Dollars, pursuant to the terms and conditions set forth in the proposed Leaseback Agreement attached hereto as Exhibit “H-3”. In consideration of below market annual basis rent payable by Seller as tenant under the Leaseback Agreement, Seller has agreed to enter a Management Agreement in substantially the form attached hereto as Exhibit “N” (the “Management Agreement”). If after execution, the Management Agreement is terminated, other than through Landlord’s fault or the sale of the Premises, Seller agrees to pay additional annual base rent of Fifty Thousand and 00/100 ($50,000.00) Dollars under the Leaseback Agreement from and after the effective date of Seller’s termination of the Management Agreement.

D.        At Closing, Seller shall assign the Office Sublease Agreement dated May 1, 2000 between Butler Service Group and Fred Mackerodt Public Relations, Inc. and the Amendment thereto dated December, 2003 (collectively, the “Sublease”) to Buyer pursuant to an Assignment and Assumption of Leases Agreement substantially in the form of Exhibit “I-2”. From the date of Closing, Buyer shall be entitled to the rent in the sublease and the amendment thereto as the landlord. Seller represents that it has the right to assign said sublease and the amendments thereto to Buyer. Seller also agrees that the rent due under the Sublease is separate from any rent payable by Seller to Buyer under the Leaseback Agreement and will not be deducted from the rent due under the Leaseback Agreement.

5.	Adjustments and Prorations; Closing Expenses.

5.1        Adjustments and Prorations. The following items are to be apportioned between Buyer and Seller as of 11:59 p.m. of the day preceding the Closing Date (and Buyer and Seller shall endeavor to compute all closing adjustments at least five (5) business days prior to the Closing Date):

(a)       Security deposits, if any, under the Leases.

(b)       Real estate taxes, water charges, sewer charges, gas and electric charges, and other utility charges (not limited to the foregoing), fuels and other similar charges. If the amount of the current taxes is not then ascertainable, the adjustment thereof shall be on the basis of the amount of the most recent ascertainable taxes;

(c)       If, at the date of this Agreement, the Project, or any part thereof, shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments of which the first installment is then due or has been paid, then for purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the delivery of the Deed, shall be deemed to be due and payable and to be liens upon the Project affected thereby and shall be paid and discharged by Seller thereof, upon delivery of the Deed;

(d)       Prepaid rents and prepaid additional rents under the Leases shall be pro rated as of the Closing Date. Such adjustment and apportionment to be made at Closing shall be made only with respect to the amount of such items actually collected.

(1) With respect to any arrearages of rents, or additional rents, Seller shall furnish Buyer at Closing with a statement of such arrearages. Any sums received after the Closing Date from tenants in arrears as of the Closing Date shall be first applied to such arrearages and shall be paid over to Seller by Buyer promptly following receipt by Buyer. Buyer agrees to make diligent efforts to collect all such arrearages and fully cooperate with Seller to collect such arrearages.

(2) To the extent that items of additional rent cannot be determined at Closing (or even if determined or determinable, to the extent said items have not been collected), the amount thereof for the period ending on the Closing Date and accountings showing a calculation thereof, shall be paid and furnished to Seller by Buyer if, as and when received by Buyer after Closing. The apportionment shall be made on the calendar year basis so that Seller shall receive a share thereof based upon the fraction of which the numerator is the number of days of the year elapsing to the Closing Date and the denominator is 365 (subject, however, if any such rent is collected other than a calendar year basis such as lease year basis the calculations will be made upon such other basis).

5.2        Closing Expenses. Buyer shall pay all closing costs and fees incurred in connection with this transaction that are customarily buyer’s responsibility on transactions of this kind in the State of New Jersey, including, without limitation, the following: (i) the premium for the Title Policy; (ii) the fees for the Survey; (iii) recording costs and fees and (iv) any Mansion Tax. Seller shall pay the New Jersey realty transfer tax in connection with this transaction.

5.3        Real Property Tax Appeals. Seller has filed tax appeals for tax years 2006 and 2007 for real estate taxes for the Project (the “Tax Appeal”). Seller shall have sole discretion to determine whether to continue to pursue the Tax Appeal and/or settle or dismiss the Tax Appeal. In the event the Tax Appeal for tax year 2007 has successfully concluded or otherwise settled and there is a tax refund or credit for the 2007 tax year, the refund and/or credit less the cost of the Tax Appeal will be prorated between Seller and Buyer based upon the date of Closing. In the event Buyer receives a credit to be applied to future tax payments due on the Project after Closing for the tax savings achieved as a result of the tax appeal, Buyer agrees to pay over to Seller the portion of the credit attributable to the period from January 1, 2007 to the date of Closing at such time as the credit is applied to future tax payment or payments.

5.4	Survival. The provisions of this Section 5 shall survive Closing.

6.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows, it being expressly understood and agreed that all such representations and warranties are to be true and correct at the date of this Agreement and as of the Closing and are to survive until the first anniversary of the Closing (other than the representations under Section 6.9(d), (e) and (f), which shall survive the Closing for the applicable statutory period of limitation under New Jersey law).

(a)       There are no actions or proceedings pending or, to Seller’s actual knowledge, threatened before any court or administrative agency in any way connected with or relating to the Project, or affecting Seller’s ability to fulfill all of its obligations under this Agreement.

(b)       Seller has received no notice from any federal, state, county or municipal agency or other governmental body asserting that the Project in any respect violates applicable laws, ordinances, rules or regulations.

(c)       To Seller’s actual knowledge, (without investigation) there are no pending or contemplated special assessments or condemnation actions with respect to the Project.

(d)       This Agreement has been, and all documents to be delivered by Seller to Buyer at Closing will be, duly authorized, executed and delivered by Seller, are or will be legal valid and binding obligations of Seller, will be sufficient to convey title, are or will be enforceable in accordance with their respective terms and do not and will not, at Closing, violate any provisions of any agreements to which Seller is a party or by which Seller is bound.

(e)       Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(f)       Seller is duly organized and existing and in good standing under the laws of the State of New Jersey; Seller has the full right, power and authority to enter into this Agreement and perform its obligations hereunder.

Except as expressly set forth herein, Seller has not, does not and will not make any warranties or representations with respect to the Project, and Seller specifically disclaims any other implied warranties or warranties arising by operation of law, including without limitation, any warranty of condition, merchantability, habitability or fitness for a particular purpose or use. Furthermore, Seller has not, does not and will not make any representation or warranty with regard to compliance with any environmental protection, pollution, zoning or land use laws, rules, regulations, orders or requirements, including, without limitation, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste or substance, including, without limitation, asbestos, PCBs or radon. Buyer acknowledges that it is a sophisticated purchaser who is familiar with this type of property, and is fully familiar with the Project and that, subject only to the express warranties set forth above or that are contained in the closing documents, Buyer is acquiring the Project “AS IS AND WHERE IS” in its present state and physical condition.

The term “Seller’s actual knowledge” as used herein shall mean the actual knowledge without investigation of Seller’s senior executive officers.

Notwithstanding anything to the contrary contained herein, in the event of changed circumstances the warranties and representations of Seller prove untrue at the Closing, Buyer’s sole remedy shall be to either terminate this Agreement and receive its deposit back or waive this provision and proceed immediately to Closing.

7.	Representations and Warranties of Buyer; Mortgage Contingency Period.

A.         Buyer hereby represents and warrants to Seller (such representations and warranties to be true and correct at the date of this Agreement and as of the Closing) that Buyer has four million dollars ($4,000,000.00) in disposable funds to pay on the Purchase Price and sufficient other disposable funds to pay on the related fees and expenses associated with the transactions contemplated by this Agreement and the Exhibits hereto and the Buyer has the financial capacity to perform all of its other obligations under this Agreement with a mortgage loan to finance the acquisition of the Project in which the lender requires Buyer to make a downpayment from its own funds of up to Four Million and 00/100 ($4,000,000.00) Dollars.

B.         Buyer shall have obtained, by 5:00 p.m. on January 14, 2008 (the “Mortgage Contingency Period”), a mortgage commitment for a mortgage loan for the acquisition of the Project in which the lender requires Buyer to make a downpayment from its own funds of up to Four Million and 00/100 ($4,000,000.00) Dollars at prevailing rates, interest, and terms. Buyer shall promptly apply for such mortgage commitment, at its sole cost and expense, and shall diligently process its mortgage application. Buyer agrees to pay all charges required by its mortgage lender to expedite the loan approval, including, without limitation, all appraisal fees and charges for inspection reports. If, after promptly applying for such mortgage commitment, and diligently processing its application, Buyer has not been able to obtain the mortgage commitment at prevailing rates, interest, and terms by the end of the Mortgage Contingency Period, then Buyer may, as its sole remedy, terminate this Agreement by sending written notice to Seller prior to the expiration of the Mortgage Contingency Period, in which case the Deposit plus interest thereon shall be returned to Buyer as Buyer’s sole remedy. If Buyer fails to send such notice to Seller prior to the expiration of such period, then Buyer shall be deemed to have automatically waived this contingency and the provisions of this Article 7B deemed deleted from this Agreement. Once Buyer has obtained a mortgage commitment, this contingency Buyer shall also be deemed to have automatically waived this contingency and the provisions of this Article 7B deemed deleted from this Agreement.

C.        SELLER HAS THE RIGHT TO TERMINATE THIS AGREEMENT FOR ANY REASON OR NO REASON DURING THE MORTGAGE CONTINGENCY PERIOD BY GIVING WRITTEN NOTICE TO BUYER AND, IN SUCH EVENT, THE DEPOSIT SHALL BE RETURNED TO BUYER AND NEITHER PARTY SHALL THEREAFTER HAVE ANY FURTHER LIABILITY OR OBLIGATIONS TO THE OTHER EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. However, Buyer has the right to reinstate this Agreement provided that it notifies Seller in writing within three (3) days after Seller’s termination notice that Buyer has waived its right to obtain a mortgage commitment as described in Article 7B.

D.        Buyer shall have the right, at its sole risk, cost and expense, during the Mortgage Contingency Period to have its prospective mortgage lender examine, inspect and investigate the Project and, if available, Seller’s expense statements for the Project to determine whether to make the mortgage loan secured by the Project. Seller and Buyer shall establish mutually acceptable procedures for giving Seller reasonable advance notice of lender’s examinations, inspections and investigations so that Seller, at its option, may have one of its representatives witness same. Seller shall reasonably make available to Buyer the following that relate specifically to the Project and that are to Seller’s Actual Knowledge in Seller’s possession and readily available: environmental reports, surveys and plans.

For purposes hereof, “Seller’s Actual Knowledge” shall be limited to the knowledge of Mark Koscinski and Beth Butler, officers of Seller which knowledge is based on actual knowledge without any independent investigation or examination or review of any files, records, or documentation, Buyer acknowledging, agreeing and understanding that there have been a number of employees who are no longer employed by Seller and that the documentation and paperwork regarding this project is voluminous and is not readily accessible.

E.         Buyer shall be responsible for and shall defend, indemnify and hold Seller harmless from and against all damages or loss which may arise as a result of the acts or omissions of lender or its representatives or agents in connection with any examinations, inspections or investigations conducted by any such parties in connection with Buyer’s rights under this paragraph, including any liability to such representatives or agents. Buyer shall immediately repair any such damage and restore the Project to the condition that the Project was in prior to such examinations, inspections or investigations.

8.	Brokerage.

A.        Each party represents and warrants to the other that it has neither engaged nor employed any broker or finder in connection with the transactions contemplated by this Agreement, and each party hereby indemnifies and agrees to hold the other harmless from and against any loss, cost, damage or expense (including reasonable attorneys’ fees) by reason of the incorrectness of such representations and warranty. This provision shall survive the Closing.

B.         There are no brokerage or leasing commission or compensation arrangements with any person, firm, corporation, or other entity with respect to or account of any of the Leases including any expansions, extensions or renewals thereof which shall be binding upon Buyer at or after the Closing, except for commissions payable in the future pursuant to the commission agreements attached as Exhibit “I-1” hereto (the “Commission Agreements”) for any expansions, extensions or renewals exercised subsequent to the Closing. Buyer acknowledges and agrees that after Closing it shall become solely responsible for all commissions payable pursuant to the Commission Agreements in connection with expansions, extensions and/or renewals exercised after Closing. At the Closing, Purchaser and Seller shall also execute and deliver to each other an assignment and assumption of the commission agreements in a form to be mutually agreed upon by Seller and Buyer (the “Assignment and Assumption of Commission Agreements”). All leasing commissions due on account of the original term of all Leases made before the Closing Date and on account of extensions and renewals which are effective as of the Closing Date (but not renewals or extensions of such leases which are exercised after the Closing Date) shall be paid by Seller. All leasing commissions on account of extensions or renewals of Leases made after the Closing Date shall be paid by Purchaser.

C.         The provisions of this Article shall survive Closing or the termination of this Agreement.

9.          Notice. All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be sent by tested telex, by registered or certified mail, return receipt requested, postage prepaid, nationally recognized overnight courier or personal delivery made with evidence of delivery or receipt obtained on a business weekday, addressed as follows:

TO SELLER:

Butler of New Jersey Realty Corp.

110 Summit Avenue

Montvale, New Jersey 07645

Attn: Richard S. Paras, Esq., Asst. Secretary
and

Robert S. Moran, Esq.
Corporate Counsel
McBreen & Kopko, Esqs.
110 Summit Avenue
Montvale, NJ 07645

TO BUYER:
Jong B. Lim
13 Wildwood Road
Saddle River, NJ 07458
201-694-5761 (tel)
JongL62614@aol.com (email)

and

Jin Lee, Esq.
460 Bergen Blvd. #203

Palisades Park, NJ 07650

201-585-7011 (tel)

201-585-7033 (fax)

LeeparkLLC@hotmail.com (email)

or such other address as such party shall have specified most recently by like Notice. Notice mailed as provided herein shall be deemed given on the third New Jersey business day following the date so mailed. Notices delivered by nationally recognized overnight courier or by personal delivery shall be deemed given on the date of delivery. Notices may be given by either party’s counsel.

10.         Condemnation and Risk of Loss.

A.          Condemnation. If, prior to the Closing, the Project (or any part thereof) shall be condemned or shall be made the subject of a condemnation proceeding or shall be damaged by reason of public or quasi-public improvements (any such condemnation, condemnation proceeding or damage resulting from public improvements being hereinafter referred to as a “Condemnation”), then Seller shall notify Buyer of the Condemnation. In the event the Condemnation materially interferes with the current use of the Project, Buyer shall elect within thirty (30) days of receipt of notice of the Condemnation from Seller to either: (i) terminate this Agreement, in which event the deposit made by Buyer shall thereupon be returned to Buyer and Buyer shall not be entitled to any award; or (ii) continue without an abatement in the Purchase Price, in which event Seller shall assign to Buyer at Closing all its right and interest in and to any Condemnation award arising therefrom, and this transaction shall be closed in the same manner as if no such Condemnation had occurred.

B.         Risk of Loss. The risk of loss or damage to the Project by fire or otherwise until the Closing is assumed by Seller, provided any loss or damage resulting therefrom does not exceed Fifty Thousand and 00/100 ($50,000.00) Dollars. For the purposes of this Article, the insurance adjuster for Seller’s insurance carrier shall determine the amount of loss or damage. If such loss or damage exceeds Fifty Thousand and 00/100 ($50,000.00) Dollars, Seller shall elect either to (i) continue this Agreement with an abatement in Purchase Price given to Buyer equal to said loss or damage (alternatively, Seller may, at its option, make repairs equivalent to same), in which case this transaction shall be closed in the same manner as if no such loss or damage shall have occurred, or (ii) continue this Agreement without an abatement in Purchase Price, or (iii) terminate this Agreement by written notice to Buyer, in which event Seller shall return the Deposit. In the event Seller elects to continue this Agreement without an abatement in Purchase Price pursuant to subsection (ii) of this Article, then Buyer shall elect by written notice sent to Seller within ten (10) days after receipt of written notice by Buyer from Seller of its election to continue this Agreement without an abatement in Purchase Price equal to said loss or damage, to either (a) continue this Agreement without an abatement in the Purchase Price in the amount of such loss or damage, in which case this transaction shall be closed in the same manner as if no such loss or damage shall have occurred or (b) to terminate this Agreement; and Buyer shall not be entitled to any other rights and remedies. If Buyer terminates this Agreement under subsection (b) of this Article, neither party shall have any liability whatsoever to the other, but Buyer shall be entitled to a refund of the Deposit and upon payment of same, this Agreement shall be null and void and of no further force and effect without further action of the parties. Failure of Buyer to terminate this Agreement in the time and manner aforesaid shall be deemed an election to continue same by Buyer without an abatement in Purchase Price.

11.        Parcel B. The parties have agreed that the Purchase Price is for Parcel A only. However, Parcel A and Parcel B need to be subdivided which will not occur prior to Closing. As a result, Parcel B will be included in the deed to Buyer. Seller shall be responsible for all expenses necessary for the subdivision and reconveyance of Parcel B, including but not limited to, application fees, cost of preparing documents, recording and transfer fees, and title fees.

Buyer shall not encumber or permit any encumbrances to be placed against Parcel B, except a holder of a first mortgage against Parcel B provided that the lender agrees to automatically and unconditionally release the mortgage from Parcel B upon Seller obtaining the Subdivision Approval and such mortgage shall be subordinated to the Ground Lease and any leasehold mortgage. Seller shall be responsible for 27.5% percent of real estate tax on the land portion of the Project from Closing to the completion of the subdivision of Parcel A and Parcel B. After the subdivision, Buyer will be responsible for the real estate taxes on Parcel A, and Seller will be responsible for the real estate taxes on Parcel B.

Upon Seller obtaining municipal subdivision approval (the “Subdivision Approval”), Buyer will convey, at no cost and expense to Seller, Parcel B, free and clear of all liens and encumbrances (other than the exceptions set forth on Exhibit “E”, within five (5) days of demand from Seller. At the time of delivery of the Parcel B Deed, Buyer shall simultaneously deliver to Seller an access easement agreement over Parcel A in the form of Exhibit “G” (the “Access Easement Agreement”). The Access Easement Agreement shall be superior to any mortgages and/or liens and Buyer shall simultaneously deliver all necessary subordination agreements in recordable form to ensure that the Access Easement Agreement shall have first priority on Parcel A. As a result, Buyer shall deliver to Seller the following documents (the “Documents”):

(i)        Bargain and Sale Deed with covenants against Grantor’s acts for Parcel B (the “Parcel B Deed”) duly executed and acknowledged in form for recording;

(ii)        Affidavit of Title in form reasonably acceptable to Seller’s title company;

(iii)       Access Easement Agreement duly executed and acknowledged in form for recording;

(iv)       The State of New Jersey, Affidavit of Consideration for use by Seller (RTF-1);

(v)       Other and further documents as may be reasonably required by the terms of this Agreement or as may be reasonably necessary incidental to consummating the transaction contemplated hereby.

Notwithstanding anything to the contrary contained herein, Seller may, at its option, require that Buyer execute and deliver the Documents at Closing to be held in escrow until the Seller obtains subdivision approval. If Seller elects to have the Documents delivered in escrow at Closing, Seller shall cooperate and execute any other or further documents as may be reasonably required by the terms of this Agreement or as may be reasonably necessary incidental to consummating the transaction contemplated hereby including, without limitation, any corrections or changes that may be necessary to the Documents.

Buyer agrees to fully cooperate with Seller and assist Seller in obtaining the Subdivision Approval and will, within ten (10) days’ written request, execute all documents and applications. However, the parties acknowledge that the Subdivision Approval may not be granted by the land use board in the Borough of Montvale and it may not want to grant the subdivision because of the shape of the property. In the event that Seller is unable to obtain a Subdivision Approval, Seller may, in its sole and absolute discretion, create a condominium for the Project which would create two condominiums on the subject property, Condominium Parcel A (property described as Parcel A in Definitions), and Condominium Parcel B, the rear portion of the property the subject of the desired subdivision to be retained by Seller (property described as Parcel B in Definitions). The proposed Condominium Parcel B is the same as Parcel B as described on Exhibit “D” attached hereto and Condominium Parcel A is the same as Parcel A as described on Exhibit “C” attached hereto. In such an event, there may be certain common areas shared between Condominium Parcel A and Condominium Parcel B, including in particular, the driveway and access to Condominium Parcel B across Condominium Parcel A. In the event of completion of the condominium, Buyer, as the owner of Condominium Parcel A, shall pay the reasonable common expense assessments imposed by the condominium association created to operate and administer the two unit condominium regime. In such an event, Seller shall acquire the condominium created, known as Condominium Parcel B, which will include an easement for access across Condominium Parcel A or use of the defined common areas across Condominium Parcel A. Buyer and Seller agree to pay the reasonable and customary share of the common expense assessments, including, but not limited to, repair, maintenance and replacement of the access drive, insurance over same, landscaping of any common areas, administration costs of operating the condominium association.

Buyer will cooperate in the sale and creation of a condominium for the Project and will within 10 days of written request execute all documents reasonably necessary to create the condominium, including the Master Deed which creates the two unit condominium. After the condominium is created and the master deed filed to create the two condominiums, Buyer shall immediately thereafter re-convey the deed for the Condominium Parcel B to Seller and deliver the Access Easement Agreement. In case of creation of a condominium without subdivision of the Project, Seller shall be responsible for 27.5% of real estate tax on the land portion of the Project as long as Parcel B remains undeveloped, unless Parcel A and Parcel B are separately assessed and once separately assessed, Buyer will be responsible for the real estate taxes on Parcel A, and Seller will be responsible for the real estate taxes on Parcel B. If Seller constructs any building or other improvements on Parcel B, Seller shall be responsible for the increase in real estate tax resulting from such construction. This covenant shall run with the land and be binding on Seller and its successors and assignees.

Seller may also require that Buyer enter into a 99-year Ground Lease for Parcel B at a rental of Ten and 00/100 ($10.00) Dollars per year, with a purchase option Ten and 00/100 ($10.00) Dollars, at the time of closing which shall be superior to Buyer’s mortgage. The Ground Lease shall be in the form of Exhibit “H-1” attached hereto and made a part hereof. At Closing, Seller and Buyer shall also enter into the Memorandum of the Ground Lease. Seller shall be responsible for 27.5% of the real estate tax on the land portion of the Project during the term of the ground lease as long as Parcel B remains undeveloped. If Seller constructs any building or other improvements on Parcel B during the term of the Ground Lease, Seller shall be responsible for the increase in real estate tax resulting from such construction. This covenant shall run with the land and be binding on Seller and its successors and assignees.

Buyer hereby agrees to cooperate with Seller and further agrees not to object to any application involving the development and construction of additional building or buildings on

Parcel B. Such covenant shall run with the land and be binding on the successors and assigns of Buyer and shall be incorporated in the Deed to be delivered to Buyer at Closing.

Seller may, at its option, abandon its rights to Parcel B as provided for in this Section 11 by sending written notice thereof to Buyer at any time after the Closing.

The provisions of this Article 11 shall survive Closing.

12.	Title.

A.        Pursuant to the provisions of this Article, Seller shall convey and Buyer shall accept title to the Project subject to the exceptions set forth on Exhibit “E” attached hereto and made a part hereof (the “Permitted Encumbrances”).

B.        Buyer shall, before the end of the Mortgage Contingency Period, obtain, at its sole cost and expense, a title commitment (“Buyer’s Title Commitment”) issued by the Title Company. In the event that Buyer’s Title Commitment discloses material exceptions or defects affecting title to the Project other than the exceptions set forth on Exhibit “E”, then Buyer shall notify Seller in writing of its objections to title (including a copy of Buyer’s Title Commitment disclosing the exceptions or defects affecting title to the Project) before the end of the Mortgage Contingency Period. Any objections to title by Buyer shall be made by written notice (stating in such notice specifically the objections to title) to Seller sent before the end of the Mortgage Contingency Period. In the event that Buyer fails to notify Seller of its objection to the title before the end of the Mortgage Contingency Period, all such objections shall be deemed waived (other than those objections which may arise subsequent to the date of Buyer’s Title Commitment, but prior to the Closing Date), which waiver shall survive Closing. Upon receipt of Buyer’s notice, Seller shall either elect, at its option, (a) by notice to Buyer, not to eliminate such exceptions, or (b) to undertake to cure same, in which event Seller shall have a reasonable time to cure same, not exceeding, however, one hundred twenty (120) days after receipt of such notice from Buyer; nevertheless, Seller shall be under no obligation to remove any exceptions or to bring any action or proceeding or incur any expense in order to remove any exception. If Seller elects not to eliminate such exceptions, then Buyer, within ten (10) days after Seller’s notice, shall either (x) elect to terminate this Agreement by written notice to Seller, in which event the Deposit shall thereupon be returned to Buyer and Buyer shall not be entitled to any other rights and remedies, and if Buyer shall terminate this Agreement, neither party shall have any liability whatsoever to the other hereunder and this Agreement shall be null and void and of no further force and effect without further action of the parties; or (y) elect to accept title to the Project without any abatement of the Purchase Price and without any liability on the part of Seller, in which event Seller shall convey such title to the Project without any abatement in the Purchase Price and Buyer’s objections to title shall be deemed waived (other than those objections which may arise subsequent to the date of Buyer’s Title Commitment, but prior to the Closing Date), which waiver shall survive Closing. If Buyer shall not make such election within such ten (10) day period, Buyer shall be deemed to have elected clause (y) above with the same force and effect as if Buyer had elected clause (y) within such ten (10) day period. Buyer agrees that the requirements of this Article (i.e., making title good and marketable, subject to the exceptions set forth herein) will be met if Buyer can obtain at its expense or Seller, at Buyer’s expense, can obtain a commitment from a nationally-recognized and reputable title insurance company to insure at regular rates the title in Buyer’s name subject only to (i) the general exceptions contained in the policy; (ii) the Permitted Encumbrances; and (iii) title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at the time of Closing and which Seller may so remove at that time by using the funds to be paid upon the delivery of the Deed. The title commitment shall be conclusive evidence of good and marketable title as therein shown as to all matters insured by the policy, subject only to the exceptions as therein stated.

C.         Reliance on Title Policy. With respect to all matters affecting title to the Project and any liens or other encumbrances affecting the Project, Buyer acknowledges and agrees it is relying upon its own title and survey investigations and title insurance policy (if such a policy is obtained by Buyer). If Buyer has a claim under any title insurance policy obtained by it and the subject matter of that claim also constitutes a breach of any warranty made by Seller in this Agreement or any document delivered by Seller at the Closing, Buyer shall look first to its title insurance policy for recovery on such claim, and Buyer shall not assert any claim against Seller for a breach of a representation, warranty or covenant with respect to such claim unless and until Buyer has pursued its remedies against the title company to final judgment and has not been made whole. The provisions of this Subparagraph C shall survive Closing or termination of this Agreement.

D.        Buyer shall pay all fees and premiums with respect to issuance of the Buyer’s Title Commitment and the premium for the Title Policy and any title endorsements desired by Buyer and the cost of any survey.

E.        This transaction shall be conditioned on Seller obtaining, at Closing, a leasehold title insurance policy from a title insurance company selected by Seller which insures Seller’s interest in the Ground Lease and the purchase option and rights under the Access Easement Agreement free and clear of all liens and encumbrances other than exceptions set forth on Exhibit “E” at standard rates including such coverages and amounts as determined by Seller. In the event that Seller is unable to obtain such leasehold title insurance policy, Seller may, at its option, terminate this Agreement, in which case the Deposit shall be refunded to Buyer.

13.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

14.        Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New Jersey applicable to agreements made and to be performed wholly within the State of New Jersey.

15.        Entire Agreement. This Agreement (including the Exhibits attached here) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. This provision shall survive the Closing.

16.        Attorneys’ Fees. Should either party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

17.        Non-Waiver of Rights. No failure or delay of either party in the exercise of any right to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

18.        Titles and Headings. Titles and headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

19.        Exhibits. Each of the Exhibits referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

20.        Pronouns; Joint and Several Liability. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular of plural, as the identity of the parties may require. If Buyer consists of two or more parties, the liability of such parties shall be joint and several.

21.        Further Assurances. Seller and Buyer each agrees to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale of any other agreement contained herein in the manner contemplated hereby. This provision shall survive the Closing.

22.        No Assignment. Buyer shall have no right to assign this Agreement or its rights hereunder without the express written consent of Seller. A sale of a controlling interest in the shares or partnership interests of Buyer shall be deemed an assignment for purposes of this Agreement.

23.        Confidentiality. Buyer agrees during the term hereof to keep strictly confidential, and not to publish in any manner whatsoever, any and all information or documentation with respect to the Project and the ownership and operation thereof, and Buyer shall not publicize this transaction without the prior written consent of Seller. Notwithstanding the foregoing, (a) Seller agrees not to withhold unreasonably its consent to a press release disclosing the closing of this transaction, and (b) Buyer shall have the right to disclose such information to its investors, legal counsel, financial advisors and accountants or pursuant to the order of any court, or governmental authority having jurisdiction or in compliance with applicable securities laws.

24.         Recording. This Agreement shall not be recorded in the County Clerk’s office, office of the recorder of deeds or in any other office or place of public record and if Buyer shall record this Agreement or cause or permit the same to be recorded, Seller may, at its option, elect to treat such act as a breach of this Agreement.

25.         A. No Warranties and Representations by Seller. Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, neither Seller nor any agent or representatives of Seller have made, and Seller is not liable or responsible for, or bound in any manner by, any express or implied representations, warranties, covenants, agreements, obligations, guarantees, statements, information or inducements pertaining to the Project or any part thereof, the title and physical or environmental condition thereof, the quantity, character, fitness and quality thereof, merchantability, fitness for particular purpose, the income, expenses or operation thereof, the value and profitability thereof, the uses which can be made thereof or any other matter or thing whatsoever with respect thereto. Buyer acknowledges, agrees, represents and warrants that it has had access to information and data relating to all of same as Buyer has considered necessary, prudent, appropriate or desirable for the purposes of this transaction and, without limiting the foregoing, that Buyer and its agents and representatives have independently inspected, examined, analyzed and appraised all of same, including the condition, value and profitability thereof. Buyer further acknowledges, agrees, represents and warrants that it has been offered the opportunity to inspect the Project and thereby accepts and assumes any and all liabilities or obligations relating to any physical or environmental conditions. Buyer agrees to conduct and to rely exclusively on its own inspections of the Project. Seller’s delivery of surveys, title reports, inspections, plans, specifications or other information, including the records, shall not constitute a representation that such information is current, correct or complete. It has been and remains the responsibility of Buyer, at Buyer’s expense, to satisfy itself as to the condition of the Project, including, without limitation, the environmental condition of the Project. Without limiting the foregoing, Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, Seller is not liable or responsible for or bound in any manner by (and Buyer has no relief upon) any oral or written or supplied guarantees, statements, information or inducements pertaining to the Project or any part thereof, or the condition of the Project, including, without limitation, the physical or environmental condition of the Project or the operations of the Project and any other information respecting same furnished by or obtained from Seller or any agent or representative of Seller. After Closing, all conditions of the Project shall be the responsibility of Buyer. Upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations. Buyer agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on the Project be required after the date of Closing, insofar as Seller and Buyer are concerned, Seller shall not have any responsibility for such cleanup, removal or remediation. Without limiting the foregoing, the Project (including the buildings and structures located thereon) will be conveyed by Seller in its “AS IS” condition.

B.          RELEASE. WITHOUT LIMITING THE PROVISIONS OF SUBPARAGRAPH A OF THIS ARTICLE AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, BUYER HEREBY RELEASES

SELLER, ITS PARENT, SUBSIDIARIES, AFFILIATES AND RELATED COMPANIES AND ENTITIES (COLLECTIVELY CALLED “SELLER’S RELATED ENTITIES”) AND SELLER’S AND SELLER’S RELATED ENTITIES’ OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND ATTORNEYS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS ’ FEES AND DISBURSEMENTS WHETHER THE SUIT IS INSTITUTED OR NOT) OF ANY AND EVERY KIND OR CHARACTER, WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE “CLAIMS”) ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROJECT WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE (ii) ANY PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) OR ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROJECT, OR (iii) ANY OTHER CONDITIONS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROJECT WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE. THE RELEASE SET FORTH IN THIS ARTICLE SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL LAWS OF THE UNITED STATES, THE STATE IN WHICH THE PREMISES IS LOCATED OR ANY POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE DATE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER’S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER’S COUNSEL. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLER IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING.

C.	The provisions of this Article shall survive the Closing.

26.         Time of the Essence. Time is of the essence with respect to Buyer’s obligations and elections contained in this Agreement within the time periods expressly set forth, except the Closing with respect to which either party may make time of the essence by giving ten (10) days’ written notice to the other party at any time after the scheduled Closing Date (as same may be extended by Seller pursuant to Article 35).

27.         Survival of Contract Terms. Unless specifically stated to the contrary, all terms and conditions of this entire Agreement which do not by the terms of this Agreement expressly survive Closing and the transfer of title shall be null and void and of no further force and effect upon delivery of the Deed as provided in this Agreement. Acceptance by Buyer of the Deed at Closing shall constitute an acknowledgment by Buyer of full performance by Seller of all of Seller’s obligations under this Agreement, except for the obligations of Seller which are expressly provided in this Agreement to survive Closing.

28.         Tender. In the event of a default by Buyer under this Agreement, Buyer hereby waives tender of a deed by Seller.

29.         Reports. In any case where Buyer has the right to elect to terminate this Agreement, it shall be a condition precedent to any such termination that Buyer deliver to Seller, free and clear of all liens, all title commitments and information, surveys, inspections, tests, audits, studies, reports and other information relating to the Project.

30.         Computation of Periods. If the final day of any period of time in any provision of this Agreement falls upon a Saturday, Sunday or a holiday observed by federally insured banks in the State of New Jersey or by the United States Postal Service (any of the foregoing, a “Holiday”), then the time of such period shall be extended to the next day which is not a Saturday, Sunday or Holiday. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or Holiday in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or Holiday.

31.         Sophistication of the Parties. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

32.	Default.

A.         BUYER AND SELLER HEREBY AGREE THAT IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER ON OR BEFORE CLOSING, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES (AS HEREINAFTER DEFINED). THE PARTIES AGREE THAT THE LIQUIDATED DAMAGES FOR BREACH OF THIS AGREEMENT BY BUYER SHALL EQUAL THE SUM OF ONE-HALF OF THE DEPOSIT AND ALL INTEREST ACCUMULATED ON THE DEPOSIT. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY SUCH A BREACH WOULD BE IMPOSSIBLE OR EXTREMELY IMPRACTICABLE TO ASCERTAIN, AND THAT THE LIQUIDATED DAMAGES REPRESENT FAIR AND REASONABLE COMPENSATION UNDER THE CIRCUMSTANCES EXISTING AT THE DATE OF THIS AGREEMENT FOR SELLER HAVING BEEN PREVENTED FROM SELLING THE PROJECT TO A THIRD PARTY AND FOR SELLER’S EXPENSES IN CONNECTION WITH THIS TRANSACTION. IF THE PURCHASE IS NOT CONSUMMATED BECAUSE OF SUCH A BREACH BY

BUYER, ESCROW AGENT SHALL RELEASE THE DEPOSIT TO SELLER FIVE (5) DAYS AFTER SELLER’S WRITTEN DEMAND THEREFOR, WITHOUT FURTHER INSTRUCTIONS, DIRECTIONS, OR AUTHORIZATIONS FROM BUYER BEING REQUIRED, THIS AGREEMENT CONSTITUTING IRREVOCABLE JOINT ESCROW INSTRUCTIONS TO ESCROW AGENT TO RELEASE SUCH SUM TO SELLER, PROVIDED THAT ESCROW AGENT RECEIVES NO WRITTEN OBJECTION TO THE RELEASE OF THE DEPOSIT PRIOR TO 5:00 P.M. EDT TIME OF THE LAST DAY OF SUCH FIVE (5) DAY PERIOD. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE PARTIES' AGREEMENT WITH RESPECT TO LIQUIDATED DAMAGES IS IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE INDEMNIFICATION OBLIGATIONS OF BUYER AS PROVIDED FOR IN THE INDEMNIFICATION PROVISIONS.

B.         IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT BY SELLER, BUYER MAY, AS ITS SOLE REMEDY, TERMINATE THIS AGREEMENT IN WHICH CASE THE DEPOSIT SHALL BE RETURNED TO BUYER.

C.         NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN THE EVENT THAT BUYER BREACHES ANY OF THE PROVISIONS OF ARTICLE 11, SELLER SHALL BE ENTITLED TO ALL REMEDIES AVAILABLE AT LAW AND IN EQUITY.

33.         Basement. Seller hereby discloses that there may be limitations to the uses that could be made of the basement areas under municipal and governmental land use regulations. Attached to this Agreement is Exhibit “L” is the Site Plan Review and Variance Application dated October, 2007 which Seller has made to the Borough of Montvale for release of certain restrictions set forth in resolutions adopted by the Planning Board of the Borough of Montvale, New Jersey (which resolutions are attached to the application) and to expand the permissible area within the basement which may be used for offices. Seller makes no warranty or representation that it will be successful in removing the restrictions and this transaction is not conditioned on removal of the restrictions.

34.         Estoppel Certificate. Within fifteen (15) days after the date of this Agreement, Buyer shall submit to Seller a copy of estoppel certificate in the form required by Buyer’s bank, which form shall be reasonably acceptable to Seller. Seller agrees to use commercially reasonable efforts to cause the certificates to be completed and executed by all the tenants and return them to Buyer. If, prior to the Closing, Seller is unable to obtain and return to Buyer completed and executed estoppel certificates from the Tenant, Buyer shall have the right to terminate this Agreement and receive back its Deposit. However, Seller may nullify Buyer’s termination by providing a Landlord’s certification to Buyer in lieu of such estoppel certificate containing the information in the estoppel certificate.

35.         Use Permits/Continuing Certificate of Occupancies. Seller will make application to the Borough of Montvale for use permits and continuing certificates of occupancy for each of the Tenants (collectively called the “Use Permits/Continuing Certificates of Occupancy”). In the event that Seller is unable to obtain the Use Permit/Continuing Certificates of Occupancy for all the Tenants in the building on or before the Closing, Seller may postpone the Closing for up to forty-five (45) days in order to obtain the Use Permit/Contingency Certificates of Occupancy. Also, if Seller is unable to obtain the Use Permit/Continuing Certificates of Occupancy for all the Tenants in the Building on or before the Closing (as same may be postponed by Seller), either party may terminate this Agreement by sending written notice to the other party in which case the Deposit shall be refunded to Buyer.

36.	Death of Buyer.

If Jong B. Lim, dies at any time before Closing, this Agreement and all other related agreements shall be terminated, and the Deposit and the interest accrued on the Deposit shall be delivered to the personal representatives of his estate.

37.         Service Contracts. Seller shall assign to Buyer at the Closing and Buyer shall assume the service contracts (the “Service Contracts”) listed on Exhibit “M-1” attached hereto and made a part hereof, provided that if any Service Contract requires the consent of the provider, Seller will request such consent from the provider. Buyer agrees to fully cooperate with Seller in obtaining any such consent. If Seller is unable to obtain any such consent prior to the Closing, the Service Contract will not be assigned to Buyer. The fees and expenses prepaid under the Service Contracts assigned at Closing shall be prorated as of the Closing Date and paid by Buyer to Seller.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.

SELLER:	BUYER:
BUTLER OF NEW JERSEY REALTY CORP.

By: /s/ Beth Butler	/s/ Jong B. Lim
Name: Beth Butler	JONG B. LIM
Title: Assistant Controller
/s/ Young H. Lim
YOUNG H. LIM

The Escrow Agent is executing this Agreement to evidence its agreement to act as the escrow agent with respect to the Deposit and to handle the Deposit as required by this Agreement.

BEATTIE PADOVANO, LLC

By: /s/ Martin W. Kafafian
Name: Martin W. Kafafian
Title: Member